NEWS RELEASE

FOR: The Money Store Inc.                      Contact:  The Money Store Inc.
     2840 Morris Avenue                                  Jeff Rogers
     Union, New Jersey 07083                             (916) 554-8333

FOR IMMEDIATE RELEASE:   JANUARY 29, 1998

                 THE MONEY STORE TO CLOSE AUTO FINANCE DIVISION

The Money Store (NYSE:MON) today announced that it has ceased originating loans in its non-prime auto finance division as part of an overall corporate strategy to focus on more profitable areas of lending. The Company will continue to service its existing auto loan portfolio.

As a result of this action, the auto finance division will be treated as a discontinued operation for accounting purposes. The loss from discontinued operations is anticipated to be approximately $38 million (0.58/share) for the fourth quarter of 1997 and approximately $42 million ($0.65/share) for the entire year.

"We are taking this action today in order to concentrate on our traditional areas of business - home equity, commercial and student lending," stated Marc Turtletaub, president and chief executive officer. "This move strengthens the Company by removing a significant amount of ongoing credit risk in our loan portfolio and reducing the downward pressure that the auto division would have exerted on earnings in 1998. This action should enable us to enter the new year with a stronger balance sheet. With this move we are optimistic about our prospects for 1998."

Today's action comes in the wake of the Company's previous announcement in September, 1997, citing concerns in the auto finance division. Current plans include the closing of the division's origination network of approximately 35 branches, as well as the division's production center in Sacramento, California. In total, approximately 400 positions will be eliminated. The ongoing servicing of the existing auto loan portfolio will continue to be performed in Sacramento. As of September 30, 1997 the auto serviced loan portfolio was $776 million, representing 5.1% of the Company's total serviced loan portfolio.

The Money Store is a national financial services company headquartered in Union, NJ. The Company is one of America's leading home equity lenders, the nation's leading Small Business Administration (SBA) lender and one of the country's largest originators of government-guaranteed student loans.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For more complete information concerning factors which could affect the Company's financial results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission.